April 28, 2009
Agency Agreement

Megola Inc., a corporation pursuant to the laws of the State of Nevada, having the principle place of business at Suite 111, 704 Mara Street, Point Edward, Ontario N7V LX4 (herein called MEGOLA)

and
Innovative Composites Inc., a corporation of the Province of Ontario, having its principle place of business at 5500 North Service Road, Burlington, Ontario L7L 6W6 (herein called ICI)

A.	Background of Agreement

MEGOLA and ICI entered into a Memorandum of Understanding on March 13, 2009 whereby the following points and terms were agreed to and which are now binding on both parties;

1.
MEGOLA has the exclusive rights to manufacture the Hartindo line of Fire Extinguishing Suppressants and Fire Inhibitors in North America (Appendix A(ii)). MEGOLA also has the exclusive rights to distribute the Hartindo line of products (“Products”) in Canada and co-exclusive distribution rights in the USA. MEGOLA has the desire to commercialize and market the Products in order to advance their business plan and have recognized the size of the potential market and the manpower, skills and resources that will be required to develop and capitalize on this potential.  MEGOLA is looking for solutions and assistance in this area.

2.
ICI has the experience, contacts and resources to provide this solution and is ready, able, and willing to provide them to MEGOLA under a marketing and commercialization cooperation agreement between the parties.

3.
MEGOLA represents that the manufacturing and distribution rights have been properly and legally acquired and that all terms required to maintain them in good standing have been met and will continue to be met in the future.

4.
It is recognized that Megola has granted certain distribution rights to third parties as set out in Schedule A of this Agreement. ICI recognizes that certain of the companies listed in Appendix A have expended considerable effort and are close to obtaining sales contracts. ICI supported by Megola is prepared to support those initiatives under reasonable commercial terms.

5.
ICI will become an Agent for commercialization of the Hartindo Anti-Fire product line on behalf of MEGOLA (Appendix A(ii)). As Agent, ICI will be provided with the authority and responsibility to coordinate all activities of all parties involved in commercialization of the Hartindo product line in North America. subject to ICI executing commercial agreements with the parties set out in Appendix A.

6.
This Agreement will remain in effect perpetually and shall be extended for all Hartindo products (Appendix A(ii)) upon achieving the sales milestone for AF21 and achieving 15% annual sales growth for 5 years thereafter.

7.
It is understood that Megola will not grant any additional distribution rights to any third party for sales of Hartindo products except as noted in Appendix A hereto, unless agreed upon in writing by both parties to this Agreement.

8.
ICI will become  an Agent for commercialization of the Hartindo anti-fire product line (Appendix A(ii)) on behalf of MEGOLA and will manage the entire commercialization process inclusive of representative management, compensation, training, etc. including:

(a)	Develop and provide marketing materials and strategies on an industry by industry basis

(b)	Provide dedicated customer service representatives

(c)	Provide engineering support for product development and testing

(d)	Utilize a structured program management process from product inception through production release

B. Financial terms

1.
ICI will provide Megola with a $100,000 (CAD) deposit upon execution of this Agreement which will be used to secure Hartindo product. Initial sales will be paid for from the $100,000 deposit until the deposit amount has been fully utilized. All sales subsequent to this will require a deposit equal to cost price at the time of order or such commercial terms as agreed to in writing by both parties. Terms shall be reviewed quarterly and if Megola can negotiate terms with suppliers it will pass those terms to ICI.

2.	ICI will purchase AF21 product from Megola under a profit sharing arrangement as defined in Appendix B (omitted).

3.	For any contracts that ICI receives utilizing its composite technology that also requires the application of the Hartindo material, ICI will acquire the raw material under favourable conditions.

4.	ICI will invoice customers for the Hartindo products and pay sales commissions. MEGOLA will have 24 hour online access to CRM software for financial review and information purposes.

5.
Testing and Certification Costs will be paid for by ICI. Megola will provide ICI with a credit representative of 50% of Testing and Certification costs required for each customer at the time of the initial order.

6.
All technical knowledge, testing results and certifications will become the joint property of ICI and Megola for the advancement of the commercialization of the Hartindo line of products. Transfer or disclosure of any of the knowledge or certifications obtained to any third party requires the written consent of both Megola and ICI.

7.	Hartindo product samples for testing purposes will be provided to ICI or their prospective customers on a sample cost plus shipping basis.

8.	Hartindo Marketing and Promotional Materials will be developed and paid for by ICI.

9.	Sales Commissions will be the responsibility of ICI.

C. Vulcan Technologies “VULCAN” Agreement

MEGOLA acknowledges that ICI has entered into a binding agreement with VULCAN as per “Appendix C”(omitted)

D. Other Terms

1.
No press releases regarding this agreement shall be issued by either ICI or MEGOLA without prior consultation and concurrence between ICI and MEGOLA (as evidenced by the written acceptance of such releases or statements by the President of MEGOLA and at least one of the directors of ICI), provided that no party shall be prevented from making any disclosure which is required to be made by law or any rule of a stock exchange or similar organization to which it is bound. It is further understood that the details of this Agreement will not be shared with any third party until after a press release describing its contents has been released.

2.
If MEGOLA is unable to provide ICI with the required volumes and/or quality  of Hartindo products or in the event that MEGOLA, for whatever reason, is not able to manufacture and/or deliver the Product to ICI and/or ICI’s Customers in accordance with MEGOLA’S normal and customary manufacturing and delivery practices in the chemical industry, or if the Product fails to conform to its specifications due to a lapse or series of lapses in quality control, then and in that event ICI shall have the authority to approach PCL and/or Newstar Chemical to obtain the license and right to manufacture the Product in accordance with its specifications in order to meet ICI’s and/or ICI’s Customer Product orders and the milestones set out in Appendix B (omitted) shall be adjusted for the availability of Product. If ICI were to start a relationship with PCL and/or Newstar Chemicals, Megola shall be compensated under mutually acceptable terms.

3.	This agreement will be governed by the laws of the State of Nevada

4.
This Agreement imposes personal obligations on ICI and MEGOLA.  ICI and MEGOLA shall not assign any of their respective rights under this Agreement not specifically transferable by its terms without the written consent of the other.

5.
This Agreement, any documents incorporated by reference herein and any Appendixes hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof whether oral or written, including the Memorandum of Understanding dated March 13, 2009 between MEGOLA and ICI.

6.
A provision of this Agreement may be altered only by a writing signed by both parties. No supplement, modification or waiver of this Agreement shall be binding upon the parties unless executed in writing by them.

Dated this 28th day of April, 2009

Innovative Composites Inc.	Megola Inc

Per:	Per:
Terry Ball, President and CEO	Joel Gardner, President and CEO

Appendix A

(i)
ICI acknowledges that MEGOLA has entered into Agreements and Discussions with various Customers and Sales, Marketing and Distribution groups prior to entering into this Agreement. The following list shall be exempt from this agreement:

o	WoodSmart Solutions Inc. and all Bluwood Licensees – Definitive Agreement

o	Janus Products Corp. – Definitive Agreement

o	Vulcan Technologies, LLC – Definitive Agreement

o	Innovative Synergies, LLC - MOU

o	New Fire Solutions, LLC – MOU

o	Lorvin Steel Ltd. and /or Subsidiaries – Verbal Agreement

o	CTT Group - MOU

o	Logistik Unicorp. and/or Subsidiaries - MOU

o	Hazmat 4U and Hazmat 1 - MOU

MSE Enviro-tech Corp- has a distribution agreement with Pacific Channel Limited for exclusive agency for Hartindo sales in USA but it excludes any sales distribution agreements that Megola Inc enters into with other companies as listed above. MSE has authorization to obtain and purchase product from Megola Inc. MSE and Megola have negotiated joint ventures with WoodSmart and Janus Corp above.

(ii)	At present, MEGOLA can meet the manufacturing and supply requirements necessary to provide ICI with the following Hartindo Products for commercialization:

Hartindo AF21 in all its various forms (concentrate, wood and fabric solution, powder)

Titan 21 Blankets

AF31 40/0 Spray (Xmas Tree/ Kitchen/ Boat/ Car Spray)

Megola agrees to extend the validity of this agreement to the commercialization of any additional Hartindo products (AF31, AF11E, Dectan or any other Hartindo products), subject to ICI meeting the milestones set out in Appendix B. Any terms and conditions related to the commercialization of future products will be determined at that time.